1045 Progress Circle

Lawrenceville, GA 30043

April 1, 2015

Mr. Robin Richards

[address]

Dear Mr. Richards:

This letter will serve to outline our mutual agreement and understanding with regard to your becoming a member of the board of directors (the “Board”) of Boxlight Corporation, a Nevada corporation (“Boxlight”). It is understood that you will become a member of the Board of Boxlight effective as of the date of this letter agreement.

As you know, Boxlight has previously filed a registration statement on Form S-1 with the SEC and is planning on shortly filing Amendment No. 2 to the registration statement in response to a letter of comments we just received from the staff of the SEC. In connection therewith you agree to:

●	include in Amendment 2 to the Registration Statement and all subsequent amendments thereto (collectively, the “Registration Statement”), the listing of your name as a director of Boxlight;

●	furnish to Boxlight and its securities counsel, your resume for at least the past five years for inclusion in the Registration Statement; and

●	submit to a background check if requested by Boxlight or its underwriter and complete and submit to Boxlight’s counsel an officers and directors questionnaire.

This letter will confirm that upon completion of the proposed initial public offering, Boxlight will obtain and maintain not less than $10.0 million of officers and directors liability insurance coverage.

In consideration for your agreement to serve on the Board, Boxlight hereby agrees to sell to you 100,000 shares of the common Stock, $0.001 par value per share, of Boxlight (the “Boxlight Common Stock”) or such other number of shares of Boxlight Common Stock as shall be equal to one and one-quarter percent (1.25%) of the “Fully-Diluted Common Stock” of Boxlight, as hereinafter defined (the “Subject Shares”). The purchase price for the Subject Shares will be $0.001 per share (the “Purchase Price”).

The purchase and sale of the Subject Shares will be subject to the following terms and conditions.

●	The closing of your purchase of the Subject Shares will take place on a date which shall be not later than two (2) business days prior to the effective date of the registration statement in connection with the initial public offering of Boxlight Common Stock (the “Closing Date”). Prior to the Closing Date, we will provide you with the exact number of the Subject Shares and the proposed effective date of such registration statement.

●	You agree to pay the Purchase Price for your Subject Shares in full in cash on the Closing Date.

●	In the event and to the extent that Boxlight files in the future a registration statement registering for resale shares of its Common Stock then owned by other officers or directors, we will (if you so request) include your Subject Shares in such resale registration statement.

●	However, unless otherwise approved by the board of directors of Boxlight (with you obtaining) you agree not to sell (i) any of the Subject Shares for at least six months from the Closing Date, (ii) more than 50% of the Subject Shares during the six month period commencing six months and ending twelve months from the Closing Date and (iii) more than 50% of the remaining balance of the Subject Shares during any six month period following one year from the Closing Date.

As used herein, the term “Fully-Diluted Common Stock” shall mean (a) all shares of Common Stock of Boxlight currently issued and outstanding and (b) issuable upon conversion, exchange or exercise of convertible notes, convertible preferred stock or warrants, including, without limitation, those securities issuable pursuant to signed definitive acquisition agreements in connection with the acquisitions of Everest Display, Inc. and subsidiaries, Globisens Ltd. and Genesis Collaboration, LLC (the “Existing Acquisitions”), as described in the Registration Statement; and in each case, immediately prior to giving effect to any sale of Common Stock either (i) in connection with any acquisition other than the Existing Acquisitions, (ii) for cash, in a private placement of securities, or (ii) to the public in connection with an initial public offering of Boxlight securities.

This letter agreed supersedes and renders null and void all prior agreements, written and oral, between us with respect to the subject matters hereof.

If the above is acceptable, please so indicate by executing and returning a copy of this letter agreement in the space provided below.

Very truly yours,

BOXLIGHT CORPORATION

By:	/s/ Sheri Lofgren
Sheri Lofgren, Chief Financial Officer

ACCEPTED AND AGREED TO:

/s/ Robin Richards
ROBIN RICHARDS

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